EXHIBIT 10.7

CHROMOCELL THERAPEUTICS CORPORATION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on this 23rd day of June, 2023 but effective as of the 15th day of May, 2023 (the “Effective Date”) by and between Chromocell Therapeutics Corporation (“CTC” or the “Company”) and Eric Lang, an individual who resides at 16 Jeffers Road, Plainsboro, New Jersey 08536 (“Executive”). Collectively, the Company and Executive may be referred to herein as the “Parties” or each individually as a “Party.”

RECITALS

WHEREAS, the Company desires to employ Executive and Executive desires and is ready, willing and able to be employed by the Company; and

WHEREAS, this Agreement is modified for an initial period of up to two months after the Effective Date, as set forth in Exhibit A of this Agreement; and

WHEREAS, this Agreement sets forth the mutual expectations of the engagement between Executive and the Company.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the Parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.

1.            Term. The Company shall employ Executive and Executive accepts full time employment as Chief Medical Officer on the terms and conditions set forth herein.

Executive’s employment under this Agreement shall be for an unspecified term (the “Term”) on an “at will” basis. Nothing in the Company’s policies, actions or this Agreement shall be construed to alter the “at will” nature of Executive’s status with the Company, and Executive understands that the Company may terminate Executive’s employment at any time for any reason or for no reason, provided that it is not terminated in violation of state or federal law.

At the beginning of the Term, the Company acknowledges and agrees to Executive’s hybrid remote work arrangement wherein Executive is partially working from his residence.

2.            Duties and Responsibilities. During the Term of this Agreement, Executive shall devote substantially all of his time, energy and skills to the business of the Company. He shall initially perform those duties set forth in Exhibit B of this Agreement, which duties may from time to time be modified by the Chief Executive Officer of the Company (the “CEO”), with input from the Board as appropriate. Executive shall be subject to the duly-issued instructions of the CEO regardless of whether he supports each such instruction. Executive shall work faithfully and to the best of his ability and efforts promoting the business interests of the Company. Executive will discharge his duties at all times in accordance with any and all policies of the Company and will report to, and be subject to the direction of, the CEO.

Executive shall not engage in any other business duties or pursuit whatsoever, or directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the CEO except for: (a) boards of directors of private companies and not-for-profit organizations on which Executive currently serves; and (b) other boards of directors to which Executive shall not devote on average more than 5 hours of service per month in the aggregate.

The expenditure of reasonable amounts of time for education, charitable or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement. Furthermore, this Agreement shall not be interpreted to prohibit Executive from making passive personal investments if those activities do not materially interfere with the services required under this Agreement and if those investments do not create any conflict of interest with Executive’s duties to the Company; provided, however, that Executive may invest in index funds without regard to conflicts of interest.

3.	Compensation and Benefits.

(a)	Base Salary. Executive shall receive an annual salary (the “Salary”) of $400,000, less applicable taxes and withholdings. Executive’s Salary shall be reviewed annually and may be adjusted by the CEO in his sole discretion and with input from the Board as appropriate. Executive’s Salary shall be paid in accordance with the Company’s regular payroll practices and applicable law in effect from time to time.

(b)	Initial Equity Grant. As soon as practicable on or after the Effective Date, Executive shall receive an option to acquire 218,000 shares of the Company’s Common Stock, which option shall vest in equal increments on a quarterly basis, beginning one quarter after the Effective Date, and with the final vesting date on the third anniversary of the Effective Date. The option shall have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant and shall expire on the 10th anniversary of the date of grant.

(c)	Cash Bonus. Executive shall be entitled to a bonus of up to 50% of the Executive’s annualized Salary in effect at the date of payment (the “Cash Bonus”). For the calendar year 2023, any Cash Bonus earned will not be pro-rated based on Executive’s service period with the Company. Any Cash Bonus shall be based on achievement of Company aggregate and Executive performance goals and objectives (“Goals”) determined by the CEO, with input from the Board as appropriate, and communicated to Executive. The CEO shall, in his sole discretion, determine the final amount payable as a Cash Bonus based upon results and performance relative to the Goals, together with such other and further factors as the CEO, with input from the Board, as appropriate, deems relevant; provided, however, that full achievement of the Goals is intended to result in payment of the entire Cash Bonus. The extent to which Goals are met will be determined by the CEO in his sole discretion and good faith. In the event that results and performance exceed the Goals, which shall be determined solely by the CEO, the Company may (but shall not be required to) pay an additional amount (the “Additional Cash Bonus”) in its sole discretion. Any Cash Bonus and any Additional Cash Bonus shall be paid no later than the March 15 following the end of the applicable year. Except as otherwise provided in Section 6, no Cash Bonus or Additional Cash Bonus shall be earned for a year unless the Executive remains employed through the date of payment.

(d)	Equity Bonus. The Board may, in its sole discretion, and for so long as Executive remains an employee of the Company, make an annual discretionary bonus award of an option to acquire up to 32,000 additional shares of the Company’s Common Stock. Any such option shall vest in equal increments on a quarterly basis, beginning one quarter after the date of grant, and with the final vesting date on the third anniversary of the date of grant. The option shall have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant and shall expire on the 10th anniversary of the date of grant.

(e)	Benefits. Executive shall participate in benefits offered to the Company’s other executives that will include health insurance, dental insurance, vision (VSP), short term and long term disability insurance. The Company retains the right to modify, in its sole discretion and from time to time, the Company’s benefits. The Company will pay for Executive’s COBRA expenses (including family) if at the starting date the benefits package is not yet set up, such interim period not to exceed four (4) months. Upon evidence of such COBRA payment, the Company will reimburse Executive on a nontaxable basis if permitted by applicable law and with a gross-up if not.

(f)	Leave/Absence. Executive shall be entitled to unlimited paid time off, subject to the Company’s policy as from time to time amended in its discretion.

(g)	Out-of-Pocket Expenses. The Company shall reimburse Executive for all reasonable “out-of-pocket” expenses incurred by Executive in the conduct of the Company’s business. Such reimbursement shall be in accordance with applicable policies and procedures.

4.            Compliance with Laws and Policies. As a Company employee, Executive agrees that he must act in conformity with the law at all times, without exception. Executive will abide by the Company rules, regulations and policies as in effect from time to time, including, but not limited to, any of those uploaded to the “Corporate Governance” section of the Company’s website.

5.            D&O Insurance. The Company will undertake commercially reasonable efforts to bind a policy for directors and officers (“D&O”) insurance at the time of an IPO. The Company anticipates standard D&O coverage but cannot make any guarantees until the IPO is completed and the market for coverage has been explored. Any D&O coverage acquired by the Company shall include Executive.

6.	Termination.

(a)	Termination for Cause. If the Agreement is terminated by Company for “Cause” (as defined below) or the Executive terminates other than for Good Reason (as defined below), then (1) the Company shall compensate Executive with a pro rata portion of the Salary (but for the avoidance of doubt not including any Cash Bonus, Additional Cash Bonus or Equity Bonus) due for the month in which services are terminated and (2) Executive shall not be entitled to any further compensation for services.

(b)	Other Termination. The provisions of this Section 6(b) apply in the event of a termination of this Agreement by the Company other than pursuant to Section 6(a) or by Executive for Good Reason. For the avoidance of doubt and absent a modification of the Agreement pursuant to the provisions of Section 9(i), the provisions of this Section 6(b) shall remain in effect in the event Executive is involuntarily terminated other than for Cause or the Executive resigns for Good Reason following a sale of the Company or other similar change in control transaction. No amount payable under this Section 6(b) shall be paid unless Executive shall execute, deliver and not revoke the Company’s standard release of claims agreement within 60 days of such termination of services. If the 60-day period referenced in the preceding sentence spans two taxable years, payment shall only commence in the second taxable year.

(1)	Base salary related severance. Executive shall be entitled to receive, in a lump sum, an amount equal to fifty percent (50%) of Executive’s annual Salary at the rate in effect immediately prior to the termination of the Agreement (the “Base Salary Related Severance”). In the event such termination occurs prior to an IPO, (i) fifty percent (50%) of the Base Salary Related Severance will be paid in cash by in a lump sum and (ii) Executive shall receive a fully vested option with a Black-Scholes value equal to the remaining fifty percent (50%) of the Base Salary Related Severance.

(2)	Prorated Cash Bonus. Executive shall be entitled to receive 50% of the Executive’s annualized Salary, prorated using a 365-day year from January 1 of the year of termination and through the date of termination. Any amount payable pursuant to this Section 6(b)(2) shall be paid no earlier than January 1 nor later than March 15 of the year following the year of termination.

(3)	Vesting. All outstanding options with time-based vesting shall become 100% vested as of the date of termination.

(4)	COBRA. In the event Executive elects to continue group medical, dental and/or vision benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), following termination, the Company will continue to contribute toward the cost of such coverage for up to 18 months as if Executive were an active employee unless doing so violates applicable law or is inconsistent with the coverage arrangement.

(c)	Suspension of Payment. Notwithstanding anything herein to the contrary, if Executive is in material violation of any provision of this Section 6 or Section 7 below, the Company shall have no obligation to make payment(s) under Section 6(b) of this Agreement if the Company has determined in good faith that such a violation(s) has occurred or is occurring. If it is later established through a judicial proceeding that no such violation occurred, the Company shall agree to pay to Executive any such amount withheld from or not paid during such period to the extent consistent with Section 409A (“Section 409A”) of the Internal Revenue Code (the “Code”).

(d)	No Mitigation. Executive will be under no obligation to mitigate damages by seeking other employment or service relationships, and there will be no offset against the amounts due Executive under this Agreement, except as specifically provided in Section 6(c) above or for any other claims that the Company may have against Executive and to the extent consistent with Section 409A.

(e)	Definitions. For purposes of this Agreement:

(1)	“Cause” means any of the following with respect to Executive: (i) engaging in any acts of fraud, theft or embezzlement involving the Company; (ii) conviction, including any plea of guilty or nolo contendere, of any felony crime that is relevant to Executive’s position(s) with the Company; and (iii) material violation of this Agreement, which is materially damaging to the reputation or business of the Company; provided, however, that prior to terminating Executive for Cause, the Board must, if possible under the given circumstances, first (A) provide notice to Executive specifying in reasonable detail the condition giving rise to Cause for termination no later than the 10th day following the occurrence of that condition, (B) provide Executive a period of 20 days to remedy the condition, if subject to remedy, and so specify in the notice and (C) terminate the employment or service relationship for Cause within 10 days following the expiration of the period to remedy if the Executive fails to remedy the condition.

(2)	“Good Reason” means any of the following with respect to Executive: (i) an involuntary material reduction in Salary; (ii) an involuntary material diminution in authority, duties or responsibilities; (iii) the failure of the Company to obtain or maintain D&O coverage, as described in Section 5; or (iv) the Company’s breach of a material provision of this Agreement, provided, however, that prior to Executive terminating for Good Reason, Executive must, if possible under the given circumstances, first (A) provide notice to the Company specifying in reasonable detail the condition giving rise to termination for Good Reason no later than the 10th day following the occurrence of that condition, (B) provide the Company a period of 30 days to remedy the condition, if subject to remedy, and so specify in the notice and (C) terminate the employment or service relationship for Good Reason within 10 days following the expiration of the period to remedy if the Company fails to remedy the condition.

(3)	“IPO” means the date as of which the Board approves a funded budget with appropriately established milestones subsequent to the effective date of a registration statement on Form S-1 under the Securities Act of 1933, as amended.

(f)	Notice of resignation. Notwithstanding any provision of this Agreement to the contrary, Executive agrees to provide 8 weeks notice in the event of his resignation (with or without Good Reason). In the event of a resignation without Good Reason, the Company may in its discretion terminate Executive’s employment immediately or at any time during the 8-week period. Executive shall not otherwise be entitled to any other Salary, Bonus or benefits after the date of termination, except the right to receive benefits that have become vested under any benefit plan or to which Executive is entitled as a matter of law. For the avoidance of doubt, if Executive resigns without “Good Reason,” then none of the severance related benefits described in Section 6(b) shall be provided.

7.            Restrictive Covenants. The Parties hereby agree as follows.

(a)	Client of the Company. For purposes hereof, the term “Client” shall mean any Client of the Company: (1) to whom the Company or any officer, director, member, employee, contractor, affiliate, representative or agent of the Company provided any services or products of any kind; or (2) entities with whom the Company conducts business, including but not limited manufacturers, distributors, firms or marketers of any kind prior to or during the Term.

(b)	Non-Solicitation. During the Term of this Agreement and for a period of 12 months after the termination of this Agreement for any reason, whether voluntary or involuntary, Executive shall not on Executive’s own behalf or on the behalf of any other person, entity or other third party, directly or indirectly: (1) cause any person to leave their employment with the Company (other than terminating subordinate employees or employees in the course of his duties for the Company); (2) hire, employ or otherwise engage any individual or entity who is an employee, independent contractor or agent of the Company, or solicit or contact any such individual or entity to quit or change such individual’s or entity’s relationship with the Company; (3) contact, call upon or solicit any of the Clients of the Company for the purpose of (i) providing any services to such entity or (ii) diverting or encouraging such entities or Clients of the Company to discontinue, in whole or in part, all or any portion of their relationship with, and services or products received from the Company; or (4) hire, employ or otherwise engage any individual or entity who is or was, an employee, independent contractor, representative or agent of the Company. Item (4) in the preceding sentence shall not restrict Executive from hiring, employing or otherwise engaging any individual or entity who is or was an employee, independent contractor, representative or agent of the Company so long as such individual or entity was not involved in the Company’s work related to pain research targeting the NaV1.7 sodium ion channel.

(c)	Proprietary Information. Executive will have access to information of the Company that the Company considers sensitive, proprietary and/or otherwise confidential (the “Proprietary Information”). Proprietary Information includes, without limitation, trade secrets and similarly protected proprietary, secret and/or confidential information about the Company’s business that is not generally known by others with whom the Company competes or does business, or with whom it plans to compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company, would assist in competition against them, including but not limited to (1) the products, services, technical data, methods, processes, know-how, developments, inventions and formulae of the Company, (2) the development, research, testing, marketing and financial activities and strategic plans of the Company, (3) their costs and sources of supply, (4) the identity and special needs of the Clients and prospective clients, customers and portfolio companies of the Company and (5) the vendors, suppliers and other organizations with whom the Company has business relationships and the nature and substance of those relationships. Proprietary Information also includes any confidential or proprietary information that the Company may receive or has received from Clients, prospective clients or business partners with any understanding, express or implied, that the information would not be disclosed. Executive’s own compensation does not constitute Proprietary Information. Executive will maintain the confidentiality of all Proprietary Information both before and after the Term except as otherwise specifically instructed by the Company.

(d)	Non-Competition. To protect the Company’s trade secrets, goodwill and Proprietary Information, Executive agrees that, during the Term of this Agreement and for a period of 12 months after the termination of this Agreement for any reason, whether voluntary or involuntary, Executive shall not directly or indirectly engage (whether such engagement is as an employee, consultant, proprietor, partner, director or otherwise) in any business that competes against the Company by owning, licensing, developing, marketing, manufacturing, producing, selling or distributing products, technologies, therapies or services in any way related to the therapeutic mechanisms of action that are being evaluated in the Company’s active research and development efforts at that time. It is agreed that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision.

(e)	Reasonable Restrictions. Executive agrees that the limitations as to time, geographic area and scope of activity to be restricted pursuant to this Agreement are reasonable and are not greater than necessary to protect the goodwill or other business interests of the Company. Executive further agrees that such interests are worthy of protection and that the scope of activity to be restrained as detailed herein is reasonable and is not greater than the hardship Executive may experience by complying with its terms. Executive expressly waives the right to protest the reasonableness of the restrictions contained within this Section 7.

8.           Remedy for Breach. Executive acknowledges that each Party would be irreparably injured by a violation of this Agreement and agrees that the other Party shall be entitled to an injunction restraining the other Party from any actual or threatened breach of the provisions contained herein or to any other appropriate equitable remedy without any bond or other security being required. The Parties further consent to court enforcement of the specific language of this Agreement. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy.

9.	Miscellaneous Provisions.

(a)	Governing Law. This Agreement and the interpretations hereof, shall be governed exclusively by its terms and by the laws of the State of New York, without reference to its principles of conflicts of laws.

(b)	Withholding. All amounts payable as compensation shall be subject to deductions for taxes and other withholdings as required by law.

(c)	Section 409A. It is the intention of the Parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Section 409A and this Agreement shall be interpreted, applied and, to the minimum extent necessary, amended to achieve that intention. It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent (1) any payments or benefits to which Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, constitute deferred compensation subject to Section 409A that are payable on “separation from service” (as defined under Section 409A) and (2) Executive is deemed at the time of termination of employment to be a “specified employee” under Section 409A, then such payments shall not be made or commence until the earlier of (i) the date that is immediately following the expiration of the six-month period measured from the date of Executive’s “separation from service” (as defined under Section 409A) from the Company or (ii) the date of Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments that would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this provision shall be paid to Executive (or his estate or legal representative, as applicable) in one lump sum (without interest). Each installment of any payments provided hereunder shall constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such reimbursement or benefit in one calendar year shall not affect any reimbursement or benefit in any other taxable year, in no event shall any such reimbursement or benefit be provided after the last day of the calendar year following the calendar year in which Executive incurred such expense and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Any payments to be made under this Agreement upon a termination of employment will only be made upon a “separation from service” (as defined under Section 409A).

(d)	Notice. Except as otherwise specified herein, any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to the Company at its principal offices or to Executive at the last address provided by Executive in writing with the Company, or via email with read-receipt obtained from the other Party. Either Party may change the relevant address by notifying the other Party of such change in writing at any time. Any such notice shall be effective when received.

(e)	Survival and Severability. Provisions of this Agreement, which by their nature and/or terms extend beyond the termination of this Agreement shall continue in effect after termination of this Agreement, regardless of the reason, and whether such termination is voluntary or involuntary. If any provision of this Agreement (or portion thereof) is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision (or portion thereof) of this Agreement that can be given effect without the invalid provision. In such event, all Parties agree that the court making such determination shall have the power to alter or amend such provision so that it shall be enforceable to the maximum extent permitted by law.

(f)	Waiver of Rights. Failure or omission by the Company at any time to enforce or require strict or timely compliance with any provision of this Agreement shall not affect or impair that provision in any way or the rights of the Company to avail itself of remedies it may have in respect to any breach of that provision. Any waiver or consent given by the Company shall be effective only as to that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(g)	Assignment and Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party without the prior written consent of the other Party; provided, however, that the Company may, without notice to Executive, (1) assign this Agreement to any entity that acquires all or substantially all of its assets or its business that is the subject hereof or (2) assign this Agreement to any entity that is owned by the Company. The provisions of this Agreement will inure to the benefit of and be binding on the Parties and their respective representatives, successors and assigns. Nothing contained in this Agreement shall be construed, nor is intended to give any rights or benefits to any person or entity, other than to the Company and Executive.

(h)	Counterparts and Headings. This Agreement and any amendment hereof may be executed in any number of counterparts and by each Party on a separate counterpart, each of which, when so executed and delivered (which delivery may be via telefax or other electronic means), shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof. Words of any gender used in this Agreement shall be held to include any other gender, and words in the singular shall be held to include the plural when the sense requires.

(i)	Entire Agreement and Modification. This Agreement constitutes the entire agreement between the Parties and supersedes all previous agreements on this matter. There are no other written or oral agreements, representations or understandings with respect to the subject matter of this Agreement. This Agreement may only be modified by the mutual written and signed agreement of both Parties hereto. No oral statement shall in any manner modify or otherwise affect the terms and conditions set forth herein.

(j)	Disclaimer Regarding Reporting. Nothing in this Agreement, any other agreement between the Parties or any Company policy or program prohibits Executive from reporting in good faith possible violations of law or regulations to any governmental agency or governmental entity (including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General) or making other disclosures that are protected under state or federal whistleblower provisions or by any other state or federal law or regulation. Pursuant to the Defend Trade Secrets Act, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if he: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. Notwithstanding the provisions of Section 7 of this Agreement, Executive does not need prior authorization from the Company to make such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or Section 1833(b) of the Defend Trade Secrets Act of 2016.

IN WITNESS WHEREOF, the Parties have executed this Agreement below.

By:	/s/ Eric Lang
Eric Lang

Date:	June 23, 2023

Chromocell Therapeutics Corporation

By:	/s/ Christian Kopfli

Name: Christian Kopfli

Title: Chief Executive Officer

Date:	June 23, 2023

Exhibit A

Cover Letter

CHROMOCELL THERAPEUTICS CORPORATION

Dear Eric,

We are more than excited that you are joining our team in the role of Chief Medical Officer.

This letter is to confirm our agreement that for an initial period of up to two (2) months after the Effective Date of the Employment Agreement to which this letter is attached, you will work on a fifty (50) percent basis. During this initial period, the Company will pay you at a rate based on fifty (50) percent of your Salary and the cost for you and your family to obtain COBRA coverage from your prior employer. Besides this temporary modification, all other provisions of the Employment Agreement remain the same.

The agreed COBRA premium that will be paid for up to two (2) months is $3,299.00/month. Upon evidence of such COBRA payment, the Company will reimburse Executive on a nontaxable basis if permitted by applicable law and with a gross-up (with respect to months three (3) and four (4) only) if not.

Thank you for your understanding. Please countersign the letter below to confirm our agreement.

Chromocell Therapeutics Corporation

By:

Name: Christian Kopfli

Title: Chief Executive Officer

Date:

By:
Eric Lang

Date:

Exhibit B

Initial Responsibilities

∙	Accountable for the clinical development strategy for the portfolio; design and create integrated clinical development plans for all projects

∙	Provide medical and clinical leadership for the programs, including direct responsibility for the development of study protocols and execution of clinical trials, ensuring adherence to good clinical practices, regulatory requirements and ensuring the safety and wellbeing of participants in clinical trials

∙	Responsible for oversight of studies performed by contract research organizations on behalf of CTC

∙	Provide guidance for the multi-disciplinary project and study teams for the successful execution of projects; collaborate with regulatory leaders in developing regulatory strategy and shaping new regulatory pathways

∙	Collaborate with executive leaders in developing overall company strategy, meeting business objectives, and attracting, leading, and developing CTC talents

∙	Responsible for leading external medical and scientific communications, establishing strong collaborations with investigators and thought leaders, and understanding the competitive landscape

∙	Represent CTC along with CEO and/or CFO in investor relations/outreach interactions

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